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                                                                    EXHIBIT 99.3

                     FORM OF SEVERANCE BENEFITS AGREEMENT

                                 AGREEMENT, effective June 30, 1995 between MHI
GROUP, INC. (the "Company") and ___________________ (the "Executive").

          Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of the Company. Accordingly, the Company and Executive agree as follows:

          1.  Effective Date; Term.  This Agreement shall be effective as of
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June 30, 1995 (the "Effective Date") and shall remain in effect thereafter.  The
Company may terminate this Agreement by giving Executive at least one hundred eighty (180) days advance written notice of termination of the agreement. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least one (1) year following such Change of Control, and such additional time as may be necessary to give effect to the terms of the Agreement. Notwithstanding the above, this Agreement may be terminated at any time with the written consent of both the Company and Executive. Nothing in this Agreement shall restrict the right of the Company to terminate Executive for Cause, at which time all rights under this Agreement shall terminate.

          2.  Change of Control Benefits.  If, while this Agreement is in
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effect, Executive's employment with the Company is terminated at any time following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 2 as set forth in this Agreement.

          a.  Severance Benefits.  Within ten (10) business days after the
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Termination Date, the Company shall pay Executive a lump sum amount, in cash, equal to one times Executive's Base Salary plus any bonus that has been earned by Executive and accrued by the Company.

          b.  Effect on Existing Plans.  This Agreement shall not restrict or
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effect any Change of Control provisions applicable to Executive that are contained in any plan, program, agreement or arrangement maintained on the
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Effective Date (or
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thereafter) by the Company (including, but not limited to, any stock option, restricted stock or pension plan).

          3.  Mitigation.  Executive shall not be required to mitigate damages
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or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any mitigation claims which the Company (or any other person or entity) may have against Executive.

          4.  Executive Covenants; Confidential Information.  During the six (6)
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month period following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of the Company, any confidential information; provided that nothing contained in this Section 4 shall prevent Executive from being employed by a competitor of the Company or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by the Company.

          5.  Disputes.  Any dispute or controversy arising under or in
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connection with this Agreement shall be settled exclusively by arbitration in
Tallahassee, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in the circuit court in and for Leon County, Florida.

          6.  Assignment.  Except as otherwise provided herein, this Agreement
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shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

          7.  Withholding.  Notwithstanding any provisions hereof, the Company
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may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

          8.  Applicable Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein.

          9.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning
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the effect of a Change of Control on the relationship between the Company and
Executive.  This Agreement my be changed only by a written agreement executed by
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the Company and Executive.  Nothing in this Agreement shall affect the right of
Executive to any accrued but unpaid benefits.

                                 IN WITNESS WHEREOF, the parties have executed
this Agreement on the 30th day of June, 1995.

                                 MHI GROUP, INC.

                                 By: _________________________
                                 ______________________________
                              Executive
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                                   Schedule A
                                 Defined Terms.

     As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

     "Base Salary" means Executive's annual rate of base salary in effect on the date of the Change of Control or the Termination Date, whichever is higher.

     "Bonus" means the amount payable to Executive under the Company's annual bonus plan with respect to a fiscal year.

     "Cause" means either of the following:

     (1) Executive's willful malfeasance, nonfeasance or with regard to the performance of his duties.

     (2) Executive's conviction of a felony involving moral turpitude; provided, that with respect to clause (1) or (2) above, any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of the Company, or if Executive shall be entitled, under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

     "Change of Control" means the firs to occur of any of the following:

     (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger;

     (2) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

     (3) the liquidation or dissolution of the Company; or

     (4) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (hereinafter the "1934 Act")), other than the Company or one or more trusts established by the
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Company for the benefit of employees of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934
Act) of a majority of the Company's outstanding voting securities; or

     (5) during the period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors as hereinafter defined, in office on the date of such election or nomination for election of the new director. For purposes hereof, a "Continuing Director" shall mean:

     (A) any member of the Board of Directors of the Company at the close of business on June 30, 1995;

     (B) any member of the Board of Directors of the Company who succeeds any Continuing Director described in subparagraph (a) above if such successor was elected, or nominated for election by the Company's stockholders, by a majority of the Continuing Directors then still in office; or

     (C) any director elected, or nominated for election by the Company's stockholders, to fill any vacancy or newly created directorship on the Board of Directors of the Company by a majority of the Continuing Directors then still in office.

     "Common Stock" means the common stock, par value $.40 per share, of the Company.

     "Good Reason" means any of the following actions, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

     (1) the failure of the Company to pay Executive's Base Salary, when due:

     (2) any reduction of Executive's Base Salary;

     (3) a material reduction in Executive's employee or fringe benefits, including (i) any material reduction in the Executive's participation in the Incentive Bonus Plan (including termination or material modification of such plan) which results in Executive receiving any annual Bonus of less than 75% of the amount he would have otherwise received under such plan, or (ii) any material reduction in Executive's participation in the 1989 Stock Option Plan, or any successor plan, (including termination or material modification of such plan) which results in Executive
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receiving an annual stock option grant (A) for less than the number of shares of
Common Stock that comprise Executive's annual option award for the year in which a Change of Control occurs, or (B) on terms less favorable to Executive than the terms of the option award for the year in which a Change of Control occurs;

     (4) a requirement by the Company that Executive change his principal place of employment to a location more than 20 miles from both Executive's principal place of employment and Executive's primary residence immediately prior to the Change of Control; or

     (5) any material breach by the Company of any provision of this Agreement.